EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Cryolife, Inc. (“the Company”) of our reports dated February 21, 2008 relating to the consolidated financial statements and financial statement schedule of CryoLife, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption on October 1, 2005 of Statement of Financial Accounting Standards No. 123R, “Share Based Payment,” and on January 1, 2007 of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
November 21, 2008